UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

February 26, 2009
Date of Report
(Date of earliest event reported)

NOVELL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

404 Wyman Street, Suite 500
Waltham, MA 02451
(Address of principal executive offices and zip code)

(781) 464-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 26, 2009, Novell, Inc. (“Novell”) issued a press release to report Novell's financial results for the first fiscal quarter ended January 31, 2009. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Earnings Release for the First Fiscal Quarter Ended January 31, 2009

We disclosed non-GAAP financial measures in the press release for the fiscal quarters ended January 31, 2009 and January 31, 2008. These non-GAAP measures include adjusted income from operations, adjusted operating margin, adjusted income from continuing operations, adjusted net income, adjusted income per share from continuing operations and adjusted net income per share. We provide non-GAAP financial measures to enhance an overall understanding of our current financial performance and prospects for the future and to enable investors to evaluate our performance in the same way that management does. Management uses these same non-GAAP financial measures to evaluate performance, allocate resources, and determine bonuses.

The non-GAAP financial measures do not replace the presentation of our GAAP financial results, but they eliminate expenses and gains that are excluded from most analysts' consensus estimates, that are unusual, and/or that arise outside of the ordinary course of business.

In the noted fiscal periods, we excluded the following items from our GAAP income from operations to arrive at our non-GAAP income from operations and non-GAAP operating margin:

  Stock-based compensation expense – We excluded stock-based compensation expense incurred in the fiscal quarters ended January 31, 2009 and January 31, 2008 to be consistent with the way the financial community evaluates our performance and the methods used by analysts to calculate consensus estimates.
  Acquisition-related intangible asset amortization – We excluded acquisition-related intangible asset amortization incurred in the fiscal quarters ended January 31, 2009 and January 31, 2008 because such charges are unrelated to our core operating performance and the intangible assets acquired vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses acquired.
  Restructuring expenses – We excluded restructuring expenses incurred in the fiscal quarters ended January 31, 2009 and January 31, 2008 because such expenses are not part of our on-going, ordinary business.
  Gain on sale of subsidiaries – We excluded a gain incurred in the fiscal quarter ended January 31, 2009 associated with the finalization of the sale of our wholly-owned subsidiary in Mexico because sales of subsidiaries occur infrequently and are not considered part of our on-going, ordinary business.

In the noted fiscal periods, we excluded the items described above and the following items from our GAAP net income to arrive at our non-GAAP income from continuing operations, non-GAAP net income, non-GAAP income per share from continuing operations and non-GAAP net income per share:

  Gain on debenture repurchases – We excluded the gain from the repurchase of a portion of our 0.5% senior convertible debentures recorded in the fiscal quarter ended January 31, 2009 because the repurchase of long-term debt securities occurs infrequently and is not considered part of our on-going, ordinary business.
  Impairment of investments – We excluded impairments of investments in the fiscal quarter January 31, 2009 because impairments of investments occur infrequently and are not considered part of our on-going, ordinary business.
  Income tax adjustments – We adjusted our income taxes related to the excluded items indicated above.
  Income from discontinued operations, net of taxes – We excluded gains from the sale of discontinued operations related to our Swiss and U.K.-based business consulting units recorded in the fiscal quarters ended January 31, 2009 and January 31, 2008, because (1) we exited the business consulting segment; and (2) the sale of those business consulting units and the financial results related thereto were not considered part of our on-going, ordinary business.

Change in Methodology for Calculating Non-GAAP Adjusted Income Tax Expense

In the first fiscal quarter ended January 31, 2009, we changed the way we calculate non-GAAP adjusted income tax expense to be more comparable with peer companies. We now apply a blended worldwide income tax rate to non-GAAP adjusted income before tax to calculate non-GAAP adjusted income tax expense. This new methodology excludes effects from the full valuation allowance we maintain on a majority of deferred tax assets and provides a more consistent non-GAAP adjusted income tax expense.

Compared to the prior methodology, this new methodology resulted in a $7.5 million increase in non-GAAP adjusted income tax expense for the first fiscal quarter ended January 31, 2009 from $5.9 million to $13.4 million and in a corresponding decrease in non-GAAP adjusted net income from $31.9 million to $24.4 million, a decrease of $0.02 per share. GAAP income tax expense of $6.4 million, GAAP net income of $10.7 million and GAAP income per share of $0.03 for the first fiscal quarter ended January 31, 2009 were not affected by the change.

We also restated non-GAAP adjusted income tax expense in the first fiscal quarter ended January 31, 2008 for this new methodology. Compared to the prior methodology, this new methodology resulted in an $0.8 million increase in non-GAAP adjusted income tax expense in the year ago quarter from $11.3 million to $12.1 million and in a corresponding decrease in non-GAAP adjusted net income from $31.0 million to $30.2 million, which did not impact non-GAAP adjusted net income per share of $0.09. GAAP income tax expense of $11.0 million, GAAP net income of $16.8 million and GAAP net income per share of $0.05 for the first fiscal quarter ended January 31, 2008 were not affected by the change.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
99.1	Press Release dated February 26, 2009.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)
Date: February 26, 2009	By /s/ Dana C. Russell (Signature) Senior Vice President and Chief Financial Officer (Title)

EXHIBIT INDEX

The following exhibit is filed as part of this current report on Form 8-K.

Exhibit Number	Description
Exhibit 99.1	Press Release of Novell, Inc. dated February 26, 2009